Exhibit 5.1

September 18, 2012

Meritage Homes Corporation

17851 North 85th Street, Suite 300

Scottsdale, Arizona 85255

Re:     Registration Statement on Form S-3 (No. 333-180685)

Ladies and Gentlemen:

We have acted as counsel to Meritage Homes Corporation, a Maryland corporation (the “Company”), Meritage Paseo Crossing, LLC, an Arizona limited liability company, Meritage Paseo Construction, LLC, an Arizona limited liability company, Meritage Homes of Arizona, Inc., an Arizona corporation, Meritage Homes Construction, Inc., an Arizona corporation, Meritage Homes of Texas Holding, Inc., an Arizona corporation, Meritage Homes of California, Inc., a California corporation, Meritage Homes of Texas Joint Venture Holding Company, LLC, a Texas limited liability company, Meritage Holdings, L.L.C., a Texas limited liability company, Meritage Homes of Nevada, Inc., an Arizona corporation, MTH-Cavalier, LLC, an Arizona limited liability company, MTH Golf, LLC, an Arizona limited liability company, Meritage Homes of Colorado, Inc., an Arizona corporation, Meritage Homes of Florida, Inc., a Florida corporation, California Urban Homes, LLC, a California limited liability company, Meritage Homes of Texas, LLC, an Arizona limited liability company, Meritage Homes Operating Company, LLC, an Arizona limited liability company, WW Project Seller, LLC, an Arizona limited liability company, Meritage Homes of North Carolina, Inc., an Arizona corporation, Carefree Title Agency, Inc., a Texas corporation, M&M Fort Myers Holdings, LLC, a Delaware limited liability company, and Meritage Homes of Florida Realty LLC, a Florida limited liability company (collectively, the “Guarantors”), in connection with the registration of the underwritten public offering and sale of $126,500,000 aggregate principal amount of the Company’s 1.875% Convertible Senior Notes due 2032 (the “Notes”), and related guarantees (the “Guarantees”), pursuant to the above-referenced Registration Statement, and all amendments thereto (collectively, the “Registration Statement”), filed by the Company with the United States Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”).

For purposes of this opinion, (i) the term “Texas Guarantors” means Meritage Homes of Texas Joint Venture Holding Company, LLC, a Texas limited liability company, Meritage Holdings, L.L.C., a Texas limited liability company, and Carefree Title Agency, Inc., a Texas corporation, and (ii) the term “Florida Guarantors” means Meritage Homes of Florida, Inc., a Florida corporation, and Meritage Homes of Florida Realty LLC, a Florida limited liability company.

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September 18, 2012

In our examination, we have reviewed and are familiar with the following documents (collectively, the “Documents”):

• the Registration Statement and exhibits thereto, including the prospectus comprising a part thereof;

• the prospectus supplement in the form filed by the Company with the Commission pursuant to Rule 424(b) under the Securities Act (the “Prospectus Supplement”);

• the Underwriting Agreement, dated September 12, 2012 (the “Underwriting Agreement”), by and among the Company, the Guarantors, Citigroup Global Markets Inc., J.P. Morgan Securities LLC, Deutsche Bank Securities Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated (together, the “Underwriters”);

• the Indenture, dated September 18, 2012 (the “Base Indenture”), by and among the Company, the Guarantors, and Wells Fargo Bank National Association, as trustee (the “Trustee”), relating to the Notes and the Guarantees;

• the Supplemental Indenture No. 1, dated September 18, 2012 (the “Supplemental Indenture” and together with the Base Indenture, the “Indenture”), by and among the Company, the Guarantors and the Trustee, relating to the Notes and the Guarantees;

• the Notes;

• the Guarantees;

• the articles of incorporation, articles of organization, certificate of formation, bylaws, operating agreement, regulations and/or other applicable governing documents of the Guarantors, as in effect as of the date hereof;

• minutes of meetings of, and resolutions adopted by, the boards of directors, members, managers or other applicable governing bodies of the Company and the Guarantors relating to (i) the authorization of the Underwriting Agreement and Indenture and (ii) the authorization and issuance of the Guarantees; and

• a good standing certificate for the Company and each of the Guarantors, dated as of a recent date.

For the purpose of rendering our opinions, we have also made such factual and legal examinations as we deemed necessary under the circumstances, and in that connection we have examined, among other things, originals or copies, certified or otherwise identified to our

Meritage Homes Corporation

September 18, 2012

satisfaction, of such documents, corporate or limited liability company records, certificates of public officials, certificates of officers or other representatives of the Company or the Guarantors, and other instruments and have made such inquiries as we have deemed appropriate for the purpose of rendering this opinion.

In our examination, we have assumed without independent verification (i) the legal capacity and competency of all natural persons, (ii) that each of the parties to the Documents (other than the Company and the Guarantors) has duly authorized and has duly and validly executed and delivered each of the Documents and each instrument, agreement and other document executed in connection with the Documents to which such party is a signatory, (iii) the genuineness of all signatures, (iv) the authenticity of all documents submitted to us as originals, (v) the conformity to original documents of all documents submitted to us as conformed or photostatic copies and the authenticity of the originals of such latter documents, and (vi) the power and authority of all persons signing such documents to execute, deliver and perform under such documents, and the valid authorization, execution and delivery of such documents by such persons. As to any facts material to the opinions expressed herein which were not independently established or verified, we have relied upon oral or written statements and representations of officers or other representatives of the Company, the Guarantors and others.

On the basis of, and in reliance on, the foregoing examination and subject to the assumptions, exceptions, qualifications and limitations contained herein, we are of the opinion that:

1. The Notes have been duly executed and delivered by the Company in accordance with the terms of the Underwriting Agreement and the Indenture.

2. The Notes are valid and binding obligations of the Company, enforceable against the Company in accordance with their terms and entitled to the benefits of the Indenture.

3. Each of the Guarantors (other than the Texas Guarantors and the Florida Guarantors) is a corporation or limited liability company duly incorporated or formed, as the case may be, validly existing and in good standing under the laws of the jurisdiction of its organization.

4. The Guarantees have been duly authorized by all necessary corporate or limited liability company action, as applicable, of the Guarantors (other than the Texas Guarantors and the Florida Guarantors), and have been duly executed and delivered by the Guarantors (other than the Texas Guarantors and the Florida Guarantors) in accordance with the terms of the Underwriting Agreement and the Indenture.

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September 18, 2012

5. The Guarantees are valid and binding obligations of the Guarantors, enforceable against the Guarantors in accordance with their terms and entitled to the benefits of the Indenture.

The opinions set forth herein are subject to the following further assumptions, qualifications, limitations and exceptions:

A. We do not express any opinion herein concerning any laws other than the laws of the States of New York, Arizona and California, and the statutory provisions of the Delaware Limited Liability Company Act, which, in our experience, are normally applicable to transactions of the type contemplated by the Underwriting Agreement and the Indenture, and, to the extent that judicial or regulatory orders or decrees or consents, approvals, licenses, authorizations, validations, filings, recordings or registrations with governmental authorities are relevant, to those required under such laws (all of the foregoing being referred to as “Opined on Law”). We do not express any opinion with respect to the law of any jurisdiction other than Opined on Law or as to the effect of any such non-Opined on Law on the opinion herein. Insofar as the opinions expressed herein relates to matters governed by laws other than those set forth in the preceding sentence, we have assumed, without having made any independent investigation, that such laws do not affect any of the opinions set forth herein. The opinions expressed herein are subject to the effect of judicial decisions which may permit the introduction of parol evidence to modify the terms or the interpretation of agreements.

B. We express no opinion as to compliance with the securities (or “blue sky”) laws of any jurisdiction.

C. Our opinions set forth above are subject to (i) the effect of any bankruptcy, insolvency, reorganization, moratorium, arrangement or similar laws affecting the rights and remedies of creditors generally (including, without limitation, the effect of statutory or other laws regarding fraudulent transfers or preferential transfers), and (ii) general principles of equity, including without limitation concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance, injunctive relief or other equitable remedies, regardless of whether enforceability is considered in a proceeding in equity or at law. With respect to such opinions, we express no opinion regarding the effectiveness of (x) any waiver of stay, extension or usury laws or of unknown future rights; (y) provisions relating to indemnification, exculpation or contribution, to the extent such provisions may be held unenforceable as contrary to federal or state securities laws; or (z) provisions purporting to grant a power of attorney.

D. This opinion is limited to the matters set forth herein, and no other opinion should be inferred beyond the matters expressly stated. With respect to the opinion expressed in paragraph 2 above, we have relied with permission on the opinions of Venable LLP dated as of

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the date hereof concerning the due authorization of the Notes by the Company and certain related matters. With respect to the opinion expressed in paragraph 5 above, we have relied with permission on (i) the opinions of Gardere Wynne Sewell LLP dated as of the date hereof concerning the due authorization, execution and delivery of the Guarantee by the Texas Guarantors and certain related matters, and (ii) the opinions of Lowndes, Drosdick, Doster, Kantor & Reed, P.A. dated as of the date hereof concerning the due authorization, execution and delivery of the Guarantee by the Florida Guarantors and certain related matters. Such opinions have also been submitted to the Commission as exhibits to the Current Report (as defined below).

This opinion is being furnished to you solely for submission to the Commission as an exhibit to the Company’s Current Report on Form 8-K relating to the offering of the Notes (the “Current Report”), which is incorporated by reference in the Registration Statement. We hereby consent to the filing of this opinion as an exhibit to the Current Report and the said incorporation by reference and to the use of the name of our firm therein. We also consent to the reference to our firm under the heading “Legal Matters” in the Prospectus Supplement. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Snell & Wilmer L.L.P.